Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9600	713-830-9600
713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS ANNOUNCES GENERAL COUNSEL TRANSITION

Houston, TX — December 12, 2018 — Comfort Systems USA, Inc. (NYSE:FIX) (the “Company”), a leading provider of mechanical services including heating, ventilation, air conditioning, plumbing, piping and controls, today announced the transition of Trent T. McKenna from his current role as Senior Vice President, General Counsel and Corporate Secretary to a regional operations role, effective January 1, 2019. The Company has appointed Laura F. Howell to serve as Vice President, General Counsel and Corporate Secretary, effective January 1, 2019.

Brian Lane, President and CEO of the Company, commented, “I want to thank Trent for his leadership and many contributions as Comfort Systems USA’s General Counsel for over thirteen years. This has been a planned transition with Trent’s desire to serve in an operating role for the Company. I am confident that he will be successful in this new role.”

Mr. Lane continued, “Laura has been an integral part of the Company’s legal team for over four years. Her experience, judgment and leadership will ensure a smooth transition into her new role as General Counsel.”

Ms. Howell has served as the Company’s Associate General Counsel since January 1, 2018 and served as Senior Counsel, Corporate from November 2014 to December 2017. Prior to joining the Company, she was an associate in the corporate department of the Houston office of Latham & Watkins, LLP. Ms. Howell started her career as an associate in the corporate department of the Silicon Valley office of Fenwick & West, LLP. Ms. Howell holds a Bachelor of Arts in Economics from Wake Forest University and a Juris Doctorate from Stanford Law School.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 127 locations in 113 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.